FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2009

AUSTIN, TX – (BUSINESS WIRE) – March 31, 2010 – FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for the fiscal year ended December 31, 2009.

Ray Reaves, President and CEO of FieldPoint stated, “Net income and earnings per share were disappointing for 2009, as a direct result of dramatically lower oil and natural gas prices for the year. However, it was still a banner year for FieldPoint in many ways. During the year we increased our production by 10% while at the same time increasing our reserves by 33%. By maintaining our historically conservative management style during the euphoric market rise prior to last year’s fall, we positioned the company to take full advantage of the improved market conditions which we believe will continue through 2010. We continue to diligently explore acquisition opportunities and development programs and we believe that our objective to materially enhance shareholder value by increasing production and reserves will be significantly advanced during 2010, due to higher oil and natural gas prices and increased production.  In this past year, our revenues declined 68% as a result of lower commodity prices, offset slightly by increased production toward year end. We expect our first quarter results to be greatly improved over the same period in 2009, and to be an indicator of what could reasonably be expected for the remainder of 2010. Unless this higher oil and natural gas price environment experiences unpredicted changes, we should see a positive impact on 2010 revenues and earnings for this industry.”

2009 Financial Highlights Compared to 2008

•

Revenues decreased to $3,910,043 from $6,593,299;

•

Net Income decreased to $1,235 from $590,391; and

•

Earnings per share decreased, basic and fully diluted to $0.00 from $0.07

The decrease in revenue is attributed to lower oil and natural gas prices, which averaged approximately $54.09 per barrel and $3.87 per MCF in 2009, compared to $97.14 per barrel and $7.91 per MCF in the prior year. Overall production for the year increased on a barrel of oil equivalent (BOE) basis, which provided a slight offset to the decline in pricing.

Lease operating expenses decreased by $338,898 or 18% for the year as compared to 2008.  , Costs on a per barrel equivalent (BOE) basis decreased by $6.13 per barrel or 26%, contributing $467,000 to the reduction in operating expenses, but this reduction was offset somewhat by the increase in production. Many of FieldPoint’s properties are mature and bear high operating expense, so accomplishing a cost reduction on a BOE basis was especially welcomed.

General and administrative expenses increased $382,085 or 52%. This increase was due in great part to the required reclassifying of approximately $173,000 in engineering and salary expenses to general and administrative expense.  Significant components of general and administrative expenses include personnel-related costs and professional services fees.  During 2009, there were increases in personnel related costs of approximately $54,000 and professional services of approximately $63,000.  Management expects FieldPoint’s general and administrative expenses to remain relatively comparable between years.

Proved reserves increased 33% to approximately 1,779,634 barrels of oil equivalent (BOE), compared to approximately 1,334,429 BOE for 2008. This increase is primarily the result of acquisition of additional oil and natural gas properties. Please refer to the more detailed discussion of the qualifications and assumptions used in the estimating proved reserves and future net revenues contained in our Annual Report on Form 10-K.

Mr. Reaves concluded by adding, “From December 2006 to December 2009, the Company completed approximately $12.5 million in oil and natural gas acquisitions. This was accomplished by using cash flow and long term debt from the Company’s $50 million credit facility with Citibank at year end 2009.  Currently, long term debt outstanding is $6.7 million.”

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

SELECT BALANCE SHEET DATA

(UNAUDITED)

	December 31,
	2009	2008
Cash and cash equivalents	$ 657,942	$ 423,632
Total current assets	1,859,395	1,943,561
Total assets	18,184,311	12,792,802
Total current liabilities	607,878	554,580
Total stockholders’ equity	8,675,081	9,059,074

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2009	2008
REVENUE:
Oil and natural gas sales	$ 3,817,778	$ 6,464,237
Well operational and pumping fees	68,265	88,062
Disposal fees	24,000	41,000
Total revenue	3,910,043	6,593,299

COSTS AND EXPENSES:
Lease operating	1,520,421	1,859,319
Production taxes	287,651	471,752
Depletion and depreciation	878,000	1,155,237
Impairment of oil and natural gas properties	-	1,221,775
Accretion of discount on asset retirement obligations	58,000	44,000
General and administrative	1,122,928	740,843
Total costs and expenses	3,867,000	5,492,926

OPERATING INCOME	43,043	1,100,373

OTHER INCOME (EXPENSE):
Interest income	3,229	17,322
Interest expense	(128,168)	(156,197)
Unrealized loss on short-term investments	-	(289,857)
Realized gain on short-term investments	73,463	-
Miscellaneous income	49,066	32,250
Total other income (expense)	(2,410)	(396,482)

INCOME BEFORE INCOME TAXES	40,633	703,891

Income tax provision – current	125,559	(237,700)
Income tax provision – deferred	(164,957)	124,200

TOTAL INCOME TAX PROVISION	(39,398)	(113,500)

NET INCOME	$ 1,235	$ 590,391

EARNINGS PER SHARE:
BASIC	$ 0.00	$ 0.07
DILUTED	$ 0.00	$ 0.07

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	8,503,693	8,608,305
Diluted	8,503,693	8,608,305